CONTACT:

Bell Industries, Inc.
John A. Fellows/Mitchell I. Rosen
310-563-2355

PondelWilkinson Inc.
Roger S. Pondel/Angie H. Yang
310-279-5980

BELL INDUSTRIES POSTS HIGHER NET INCOME FOR 2005 THIRD QUARTER

El Segundo, California – November 8, 2005 – Bell Industries, Inc. (AMEX:BI) today reported financial results for the three and nine months ended September 30, 2005.

For the 2005 third quarter, net income totaled $423,000, equal to $0.05 per diluted share. This compares with a net loss of $314,000, or $0.04 per share, in the prior-year period. Consolidated net revenues for the quarter amounted to $39.2 million, compared with $39.5 million a year earlier. Third quarter results for 2005 and 2004 include severance charges of $325,000 and $700,000, respectively, for former executives.

For the year-to-date period, net income totaled $694,000, or $0.08 per diluted share, versus a net loss of $186,000, or $0.02 per share, for the corresponding 2004 period. Consolidated net revenues amounted to $105.2 million for the current nine-month period, compared with $117.7 million a year earlier.

John A. Fellows, who recently was elected president and chief executive officer after serving on Bell’s board of directors since May 2005, commented, “While I’m confident in the level of talent within our different business groups, I’m even more encouraged by what we’ll be able to accomplish in the days ahead now that we are succinctly focused on becoming the recognized leader in each of our respective markets.”

For the 2005 third quarter, Bell’s largest operating unit, the Tech.logix Group (BTL), posted net revenues of $25.0 million, compared with $25.8 million in the prior-year period. Product sales amounted to $17.2 million, compared with $18.6 million in the 2004 third quarter. Services revenues advanced 8% to $7.8 million in the 2005 third quarter from $7.2 million a year earlier, reflecting continued strength in BTL’s reverse logistics and depot repair business. Benefiting from cost containment efforts and the revenue increase in reverse logistics and depot repair business, operating income for the division increased to $418,000 for the 2005 third quarter from $177,000 in the prior-year period.

At Bell’s Recreational Products Group, net revenues for the 2005 third quarter rose modestly to $12.1 million from $11.9 million last year. Operating income increased to $478,000 from $432,000 in the same period a year ago.

Net revenues at Bell’s electronic components operation, J.W. Miller, grew 18% to $2.1 million in the third quarter of 2005 from $1.8 million a year earlier. Operating income increased 40% to $468,000 from $335,000 a year ago.

Bell continues to maintain a strong balance sheet with no bank debt. At September 30, 2005, cash and cash equivalents totaled $12.0 million, and net working capital amounted to $19.9 million, compared with $10.8 million and $19.1 million, respectively, at December 31, 2004. Shareholders’ equity totaled $21.6 million, or $2.55 per share, compared with $20.8 million, or $2.47 per share, at December 31, 2004.

About Bell Industries, Inc.

Bell’s primary business, the Tech.logix Group, offers a comprehensive portfolio of technology products and managed lifecycle services, including planning, product sourcing, deployment and disposal, and support services. Support services include help desk support, desk side support, technical maintenance services, and reverse logistics and depot services. Bell also distributes after-market parts and accessories to the recreational vehicle market and manufactures and sells standard and custom magnetic components used in electronic applications for computer, medical, lighting and telecommunication equipment.

Forward-Looking Statements

Certain matters discussed in this news release are forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from current trends. These include, but are not limited to, future accomplishments, as well as other factors described in the company’s public filings from time to time.

Bell Industries, Inc.
Consolidated Operating Results
(In thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30		September 30
	2005	2004	2005	2004
Net revenues
Products	$31,424	$32,300	$82,804	$94,645
Services	7,772	7,190	22,438	23,091

	39,196	39,490	105,242	117,736

Costs and expenses
Cost of products sold	25,436	26,445	65,684	77,833
Cost of services provided	6,185	5,687	18,032	18,419
Selling and administrative	6,905	6,980	20,628	21,002
Interest, net	(93)	(39)	(181)	(107)
Special items (1)	325	700	325	700

	38,758	39,773	104,488	117,847

Income (loss) before income taxes	438	(283)	754	(111)
Income tax expense	15	31	60	75

Net income (loss)	$423	$(314)	$694	$(186)

Basic and diluted share data
Net income (loss)
Basic	$.05	$(.04)	$.08	$(.02)

Diluted	$.05	$(.04)	$.08	$(.02)

Weighted average common stock
Basic	8,460	8,378	8,458	8,375

Diluted	8,479	8,378	8,502	8,375

OPERATING RESULTS BY BUSINESS SEGMENT
Net revenues
Technology Solutions
Products	$17,182	$18,629	$39,305	$50,530
Services	7,772	7,190	22,438	23,091

	24,954	25,819	61,743	73,621
Recreational Products	12,122	11,878	37,433	38,049
Electronic Components	2,120	1,793	6,066	6,066

	$39,196	$39,490	$105,242	$117,736

Operating income (loss)
Technology Solutions	$418	$177	$(42)	$(311)
Recreational Products	478	432	1,530	1,540
Electronic Components	468	335	1,403	1,237
Corporate costs	(694)	(566)	(1,993)	(1,984)
Special items (1)	(325)	(700)	(325)	(700)

	345	(322)	573	(218)
Interest, net	93	39	181	107
Income tax expense	(15)	(31)	(60)	(75)

Net income (loss)	$423	$(314)	$694	$(186)

(1) Special item in 2005 represents costs associated with a severance agreement for a former executive. Special item in 2004 represents costs associated with an employment agreement for another former executive.

Bell Industries, Inc.
Consolidated Condensed Balance Sheet
(In thousands)
(Unaudited)

	September 30	December 31
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$11,955	$10,801
Accounts receivable	15,680	11,455
Inventories	10,181	14,364
Prepaid expenses and other	2,235	1,813

Total current assets	40,051	38,433

Fixed assets, net	3,137	3,139
Other assets	3,374	3,617

	$46,562	$45,189

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,363	$11,170
Accrued payroll and liabilities	8,827	8,178

Total current liabilities	20,190	19,348

Long-term liabilities	4,807	5,025
Shareholders’ equity	21,565	20,816

	$46,562	$45,189